Exhibit 4.7

Amendment

This Amendment (this “Amendment”), dated as of August      , 2025, is by and among TAO Synergies Inc., a Delaware corporation (the “Company”) and GP Nurmenkari Inc. (the “Investor”).

WITNESSETH

Whereas, the Company and the Investor are party to that certain engagement letter, dated as of September 10, 2024 (the “Engagement Letter”), pursuant to which the Company issued to the Investor warrants (each a “Warrant,” and collectively, the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share;

WHEREAS, pursuant to Section 11 of the Warrants, the terms of each Warrant may be amended only if the Company has obtained the written consent of such warrant holder; and

Whereas, the Investor and the Company desire to amend certain provisions of the Warrants as set forth herein.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Amendment. Effective as of June 30, 2025, Section 4(c) of the Warrants is hereby amended and restated in its entirety as follows:

“(c)Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the greatest of (i) the Black Scholes Value of the remaining unexercised portion of this Warrant, and (ii) the positive difference between (1) product of the number of Warrant Shares underlying the unexercised portion of the Warrant and the highest VWAP for the Common Stock during the period commencing twenty (20) Trading Days prior to the public announcement of the Fundamental Transaction and ending on the consummation thereof and (2) the remaining aggregate Exercise Price of this Warrant. Payment of such amounts shall be made by the Company (or at the Company’s direction) to the Holder on or prior to the later of (x) the second (2nd) Trading Day after the date of such request and (y) the date of consummation of such Fundamental Transaction; provided, however, that if the Fundamental Transaction is not within the Company’s control, including in the event that such Fundamental Transaction is not approved by the board of directors of the Company, the Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which such Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction.”

2.	Amendment. Effective as of June 30, 2025, Section 2(b)(iii) “Change in Option Price or Rate of Conversion” of the Warrants is hereby amended and restated in its entirety as follows:

“(iii) [reserved].”

3.	Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.	Governing Law. This Amendment shall be subject to the provisions regarding governing law set forth in Section I of the Engagement Letter, and such provisions are incorporated herein by this reference, mutatis mutandis.
5.	Terms and Conditions of the Warrants. Except as modified and amended herein, all of the terms and conditions of the Warrants shall remain in full force and effect.

[Company Signature Page to Amendment]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Company:

TAO Synergies Inc.

By:
Name:
Title:

[Investor Signature Page to Amendment]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Name of Investor:

By:
Name of signatory:
Title: